EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-8 of Athens Bancshares Corporation of our report dated March 26, 2010, relating to our audits of the consolidated financial statements of Athens Federal Community Bank and subsidiaries appearing in the Annual Report on Form 10-K of Athens Bancshares Corporation for the year ended December 31, 2009.
/s/ HAZLETT, LEWIS & BIETER, PLLC
Chattanooga, Tennessee
August 18, 2010